EXHIBIT 99

FOR IMMEDIATE RELEASE	CONTACT:	Kathryn C. Koessel
Investor Relations
612-661-3830

PepsiAmericas Agrees to Acquire

Central Investment Corporation

Minneapolis, MN, December 16, 2004 – PepsiAmericas, Inc. (NYSE: PAS) today announced that it has agreed to acquire Central Investment Corporation (“CIC”), the seventh largest Pepsi bottler in the United States, for a purchase price of $340 million plus an adjustment for excess working capital.

CIC has bottling operations in Southeast Florida and Central Ohio as well as full-line vending operations in both territories.  Almost two-thirds of CIC’s sales are generated in Florida with the remainder in Ohio.

“The new territories will complement our current operations,” said Ken Keiser, President and Chief Operating Officer of PepsiAmericas.  “The Florida territory gives us access to a higher growth market and will provide additional support to our Caribbean operations.  The proximity of CIC’s Ohio operations to PepsiAmericas’ current operations allows for increased geographic and customer alignment.”

“We are enthusiastic about the acquisition of CIC and the expansion of our domestic territory,” added Robert C. Pohlad, Chairman and Chief Executive Officer of PepsiAmericas.  “We continue to seek similar acquisitions or partnerships both domestically and internationally that will add value for our shareholders.”

PepsiAmericas expects the transaction to be accretive to earnings in 2005.

Upon closing of the transaction, CIC will become a wholly owned subsidiary of PepsiAmericas.  The proposed transaction is subject to expiration of the Hart-Scott-Rodino antitrust review and customary closing conditions.  The transaction is expected to close by mid-January 2005.

PepsiAmericas is the second largest Pepsi bottler with operations in 18 states, Central Europe including Poland, Hungary, the Czech Republic and Republic of Slovakia, and the Caribbean including Puerto Rico, Jamaica, the Bahamas, Barbados, and Trinidad and Tobago.  In total, PepsiAmericas serves geographic areas with a population of more than 118 million people.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands.  PepsiCo, Inc. (NYSE: PEP) beneficially owns an approximately 41 percent equity interest in PepsiAmericas.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding revenues, cost savings, and earnings associated with the CIC acquisition.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect our future performance include, but are not limited to, the following:  competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; cost and availability of raw materials; and changing legislation.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended January 3, 2004.